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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


Impac Warhouse Lending Group, Inc.

Impac Funding Corporation (100% of the non-voting, convertible preferred stock owned by the Registrant) (which owns 100% of the Common Stock of Impac Secured Assets Corp.)

IMH Assets Corporation

IMH\ICH Dove St., LLC